As filed with the Securities and Exchange Commission on December 21, 2023

File No. 333-114404; 811-21433

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 28

to the

FORM S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF

SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON

FORM N-8B-2

A. Exact name of trust: Talcott Resolution Life Insurance Company Separate Account Twelve

B. Name of depositor: Talcott Resolution Life Insurance Company

C. Complete address of depositor’s principal executive offices:

1 American Row

Hartford, CT 06103

D. Name and complete address of agent for service:

Edmund F. Murphy III

President & Chief Executive Officer

Empower Annuity Insurance Company of America

8515 E. Orchard Road

Greenwood Village, Colorado 80111

Copy to:

Stephen E. Roth, Esq.

Eversheds Sutherland (US) LLP 700

Sixth Street, NW., Suite 700

Washington, D.C. 20001

This filing will become effective immediately upon filing pursuant to Rule 462(d)

EXPLANATORY NOTE

This Post-Effective Amendment No. 28 to the Registration Statement on Form S-6 (File No. 333-114404) (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding new Exhibits 13(a), 13(b), 13(c) under Item 27 of Part II of the Registration Statement. This Post-Effective Amendment No. 28 does not modify Part I and does not otherwise modify Part II of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No.  28 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

OTHER INFORMATION

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

(13)(a)	Consent of Deloitte & Touche LLP (Denver, CO) is filed herewith.

(13)(b)	Consent of KPMG, LLP, Independent Registered Public Accounting Firm. Talcott Resolution Life Insurance Company Separate Account Twelve is filed herewith.

(13)(c)	Consent of Deloitte & Touche LLP (Hartford, CT) is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Hartford, and State of Connecticut on this 21st day of December, 2023.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY - SEPARATE ACCOUNT TWELVE (Registrant)

By:	/s/ Robert R. Siracusa
Robert R. Siracusa
Chief Financial Officer, Director

TALCOTT RESOLUTION LIFE INSURANCE COMPANY (Depositor)

By:	/s/ Robert R. Siracusa
Robert R. Siracusa
Chief Financial Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacity and on the date indicated.

Signature	Title	Date

/s/ Peter F. Sannizzaro	Director*	December 21, 2023
Peter F. Sannizzaro*

/s/ Robert R. Siracusa	Interim Co-President and Chief Financial Officer, Director	December 21, 2023
Robert R. Siracusa	(Principal Financial Officer)

/s/ Lisa M. Proch	Chief Legal Officer and Chief Compliance Officer, Director	December 21, 2023
Lisa M. Proch	(Serving the Function of Principal Executive Officer)

/s/ Matthew J. Poznar	Senior Vice President and Chief Investment Officer, Director*	December 21, 2023
Matthew J. Poznar*

/s/ Robert W. Stein	Director*	December 21, 2023
Robert W. Stein*

/s/ Ronald K. Tanemura	Director*	December 21, 2023
Ronald K. Tanemura*

/s/ Samir Srivastava	Vice President and Chief Information Officer, Director*	December 21, 2023
Samir Srivastava*

/s/ Federico Bonini	Director*	December 21, 2023
Federico Bonini*

/s/ Christopher Abreu	Vice President and Chief Risk Officer, Director*	December 21, 2023
Christopher Abreu*

/s/ Lindsay Mastroianni	U.S. Controller (Serving the Function of Principal Accounting Officer)	December 21, 2023
Lindsay Mastroianni

*By:	/s/ Mike Knowles	Attorney-in-Fact	December 21, 2023
Mike Knowles

333-114404

EXHIBIT INDEX

Exhibit	Description

(13)(a)	Consent of Deloitte & Touche LLP (Denver, CO)

(13)(b)	Consent of KPMG LLP, Independent Registered Public Accounting Firm, Talcott Resolution Life Insurance Company Separate Account Twelve

(13)(c)	Consent of Deloitte & Touche LLP (Hartford, CT)